EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
QLogic Corporation:

We hereby consent to the incorporation by reference herein of our report dated April 29, 2003, with respect to the consolidated balance sheets of QLogic Corporation and subsidiaries as of March 30, 2003 and March 31, 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended March 30, 2003, and the related financial statement schedule, which report appears in the March 30, 2003, annual report on Form 10-K of QLogic Corporation.

Our audit report refers to a change in the accounting for goodwill and intangible assets as of April 1, 2002.

/s/ KPMG LLP

Orange County, California
February 2, 2004